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                                                                       EXHIBIT 5

[LETTERHEAD OF CIBC WORLD MARKETS]

                               SEPTEMBER 22, 1999

CONFIDENTIAL

The Board of Directors
Litchfield Financial Corporation
430 Main Street
Williamstown, MA 01267

Members of the Board:

     You have asked CIBC World Markets Corp. ("CIBC World Markets") to render a written opinion (the "Opinion") to the Board of Directors (the "Board of Directors") of Litchfield Financial Corporation ("Litchfield" or the "Company") as to the fairness to the holders of the common stock of Litchfield other than Textron Inc. ("Textron") and its affiliates, from a financial point of view, of the consideration to be received pursuant to an Agreement and Plan of Merger (the "Merger Agreement") to be entered into among Textron, Textron Financial Corp. ("Merger Sub") and Litchfield. The Merger Agreement provides for, among other things, an offer to purchase any and all outstanding shares of common stock other than those owned by Textron or its affiliates (the "Common Stock") of Litchfield by Merger Sub at $24.50 per share, to be followed by the merger of Merger Sub with and into the Company (the "Merger") pursuant to which each outstanding share of Common Stock not owned by Textron or its affiliates will be converted into the right to receive $24.50 per share. The cash consideration to be paid to the holders of Common Stock in the offer to purchase and the Merger is referred to as the "Consideration".

     In arriving at our Opinion, we:

          (a) reviewed a draft of the Merger Agreement dated September 22, 1999 and certain related documents;

          (b) reviewed Litchfield's audited financial statements for the fiscal years ended December 31, 1996 through December 31, 1998;

          (c) reviewed the unaudited financial statements of Litchfield for the six months ended June 30, 1999 and the unaudited financial statements for the months of July and August 1999;

          (d) reviewed the financial projections of Litchfield prepared by the management of Litchfield; and held discussions with the senior management of Litchfield with respect to the business, capital requirements and prospects for future growth of Litchfield;

          (e) reviewed certain publicly available information concerning Litchfield including the historical market prices and trading volumes for the Common Stock;

          (f) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to Litchfield;

          (g) reviewed and analyzed certain publicly available information for transactions that we deemed comparable to the Merger;

          (h) performed a discounted cash flow analysis of Litchfield using certain assumptions of future performance provided to and discussed with us by the management of Litchfield;

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The Board of Directors of the Board of Directors
Litchfield Corporation                                  CIBC WORLD MARKETS CORP.
September 22, 1999
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          (i) at the request of the Board of Directors, approached and held discussions with certain third parties to solicit indications of interest in the possible acquisition of Litchfield; and

          (j) performed such other analyses and reviewed such other information as we deemed appropriate.

     In rendering our Opinion, we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to or discussed with us by Litchfield and its employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results of Litchfield provided to or discussed with us, we assumed, at the direction of Litchfield's management, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgments of Litchfield's management. We also have assumed, at the direction of the Board of Directors of Litchfield, that the final terms of the Merger will not vary materially from those set forth in the draft of the Merger Agreement reviewed by us. We have neither made nor obtained any independent evaluations or appraisals of the assets or the liabilities of Litchfield, contingent or otherwise. We are not expressing any opinion as to the underlying valuation, future performance or long-term viability of Litchfield. Our Opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that, although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm the Opinion. Our Opinion does not address the relative merits of the Merger and the other business strategies being considered by the Board of Directors, nor does it address the Board of Directors' decision to proceed with the Merger.

     As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

     We have acted as financial advisor to the Board of Directors in connection with the Merger in rendering this Opinion and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We have in the past provided financial services to Litchfield unrelated to the proposed Merger, for which services we have received customary compensation. In the ordinary course of business, CIBC World Markets and its affiliates may actively trade securities of Litchfield and its affiliates for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, and such other factors as we deemed relevant, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Common Stock (other than Textron and its affiliates) in the offer to purchase and the Merger is fair to such holders from a financial point of view. This Opinion is for the use of the Board of Directors of Litchfield in its evaluation of the Merger, and does not constitute a recommendation to any shareholders as to whether or not such shareholder should vote on any matters related to the Merger. This Opinion may be included in its entirety in proxy/registration statements with respect to the Merger, but it may not be summarized, excerpted or otherwise publicly referred to without the prior written consent of CIBC World Markets.

                                          Very truly yours,

                                          /s/ CIBC World Markets

                                          CIBC WORLD MARKETS CORP.

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